Exhibit 99.1

Corrected slide for Greater Bay Bancorp

slide presentation

as of June 30, 2003

ABD Insurance and Financial Services

♦	We completed the acquisition of ABD Insurance and Financial Services (the 17th largest commercial insurance brokerage agency in the country) in March 2002. It has been a very successful partnership and, during the first two quarters of 2003, ABD provided $58.4 million in fee income.

♦	No Underwriting Risk

♦	Product Focus

•	P & C

•	D & O

•	Employee benefits

•	401K products

♦	ABD completed the acquisition of Sullivan and Curtis Insurance Brokers in July 2003. The firm reports annual revenues of approximately $10 million. The acquisition will be neutral to 2003 earnings and marginally accretive to 2004 earnings.